Exhibit 4.2.2

Second Supplemental Indenture

SECOND SUPPLEMENTAL INDENTURE, dated as of August 1, 2017 (this “Supplemental Indenture”), among HD Supply Waterworks, Ltd., a Florida limited partnership, as successor to the Predecessor Company (as defined below) (the “Successor Company”), and Wilmington Trust, National Association, as Trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, CD&R Waterworks Merger Sub, LLC, a Delaware limited liability company (the “Predecessor Company”), and the Trustee have heretofore become parties to an Indenture, dated as of August 1, 2017, as supplemented by the First Supplemental Indenture, dated as of August 1, 2017, between the Predecessor Company and the Trustee (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for, among other things, the issuance of Notes in series;

WHEREAS, the Predecessor Company merged with and into the Successor Company (the “Merger”), with the Successor Company continuing its existence;

WHEREAS, the Merger became effective upon the filings of the Certificate of Merger of Predecessor Company with and into Successor Company (a copy of which is attached hereto as Exhibit A) with (i) the Department of State of the State of Florida and (ii) the Secretary of State of the State of Delaware;

WHEREAS, Article V of the Indenture provides that the Predecessor Company shall be permitted to merge with or into any Person, provided that upon any such merger such resulting, surviving, or transferee Person shall expressly assume all the obligations of the Predecessor Company under the Notes and the Indenture by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee, and that thereupon the Predecessor Company shall be relieved of all obligations and covenants under the Indenture; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Successor Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Assumption of Obligations. In accordance with Article V and Section 901 of the Indenture, the Successor Company hereby expressly assumes and agrees to pay, perform and discharge when due each and every debt, obligation, covenant and agreement incurred, made or to be paid, performed or discharged by the Predecessor Company under the Indenture and the Notes. The Successor Company hereby agrees to be bound by all the terms, provisions and conditions of the Indenture and the Notes and agrees that it shall be the successor Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Predecessor Company under the Indenture and the Notes and any references to “Company” in the Indenture, the Notes or other related documents or instruments shall describe the Successor Company.

3. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of any provision contained herein.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE SUCCESSOR COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

6. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

7. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

HD SUPPLY WATERWORKS, LTD.

By:	/s/ Mark R. Witkowski
Name: Mark R. Witkowski
Title: Vice President and Chief Financial Offer

[Signature Page to Waterworks Second Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President

[Signature Page to Waterworks Second Supplemental Indenture]